UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 26, 2007 (June 26, 2007)

HOME SYSTEM GROUP
(Exact name of registrant as specified in its charter)

Nevada	000-49770	43-1954776
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 5A, Zuanshi Ge, Fuqiang Yi Tian Ming Yuan,
Fu Tian Qu, Shenzhen City
People's Republic of China
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code:	086-755 -83570142

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2007, Home System Group (the "Company"), its wholly-owned subsidiary Holy (HK) Limited ("HHK") and HHK's wholly-owned subsidiary Ocean Well Profit, Inc. ("Oceanic") entered into a Share Exchange Agreement (the "Agreement") with Zhongshan City Weihe Appliances Co., Ltd. ("Weihe"), and Weihe's shareholders (the "Shareholders"), pursuant to which the Company agrees to acquire 100% of the Shareholders' equity interests in Weihe for approximately $45,000,000 (the "Purchase Price"), $18,000,000 of which is payable in shares of the Company's common stock, valued at $4.00 per share, and $27,000,000 of which is payable within 24 months after the closing of the transactions contemplated by the Agreement. The Closing is expected to occur on or before July 31, 2007. Pursuant to the Agreement, 40% of the cash portion of the Purchase Price is due on the first anniversary of the Closing, and the remaining 60% is due on the second anniversary of the Closing, as evidenced by non interest-bearing unsecured promissory notes ("Notes") to be delivered by the Company to the Shareholders at the Closing, in accordance with their respective ownership interests in Weihe.

The value of the stock portion of the Purchase Price was determined by reference to the average market price of the Company's common stock over the six months prior to the execution of the Agreement during which the average closing price of the Company's Common Stock was $4.00. Therefore, the Company is obligated to issue to 4,500,000 shares of its Common Stock to the Shareholders. At the Closing, Weihe will become Oceanic's wholly-owned subsidiary and the Company's indirectly owned subsidiary.

The Agreement contains the customary representations, warranties and covenants of the parties. In addition, the Agreement requires Weihe's current executive officers to continue working in their current respective positions with Weihe for no less than two years after the Closing. In addition, Weihe and the Shareholders agree that if Weihe does not realize (a) US$70 million in sales revenue and US$8.8 million in net income for fiscal the fiscal year ending December 31, 2007 and (b) US$88 million in sales revenue and US$12.6 million in net income for the fiscal year ending December 31, 2008 (together, the "Performance Thresholds"), then at the end of each such fiscal year, the Company will have the right to deduct from the cash portion of the Purchase Price, an amount that is equal to the percentage by which Weihe's net income as determined by its independent auditors misses the net income portion of each such Performance Threshold. All representations and warranties of Weihe and the Shareholders in the Agreement will survive for a period of 24 months after the Closing.

Consummation of the transactions set forth in the Agreement are subject to certain conditions, including, but not limited to: (i) absence of any law or order prohibiting the consummation of the transaction; (ii) the continued accuracy of each party's representations and warranties contained in the Agreement; and (iii) compliance with each party's covenants.

Weihe and the Shareholders jointly and severally agreed to indemnify and reimburse the Company for, from and against any damages not in excess of $27,000,000, relating to any untrue representation, misrepresentation or breach of warranty by them contained in the Agreement; their breach or nonfulfillment of any covenant, agreement or other obligations under the Agreement; their pre-Closing liabilities; and any liability, claim, action or proceeding which relates to, arises or results from, or occurs in connection with facts or circumstances relating to the conduct of Weihe's business or events or circumstances existing on or prior to the Closing. The Company agreed to indemnify and reimburse Weihe for and against any damages relating to any untrue representation, misrepresentation or breach of warranty by the Company contained in the Agreement or any breach or nonfulfillment of any covenant, agreement or other obligations of the Company under the Agreement. In addition, under the Agreement, the Company will have the right to setoff from the cash portion of the Purchase Price, any reimbursement amount due and payable under this indemnification provision, and if the damages sustained by the Company are greater than the unpaid portion of the Purchase Price, then Weihe and the Shareholders shall promptly return to the Company that number of share certificates equal to the value of the additional due and payable reimbursement amount.

This Agreement may be renegotiated or terminated at any time prior to the Closing; (a) by mutual written consent of the parties; (b) by the Company if, for any reason, it is not satisfied with the results of its due diligence review of Weihe; (c) by the Company if (i) there is an uncured material breach of any covenant or obligation of Weihe or the Shareholders, or (ii) the Company reasonably determines that the timely satisfaction of its Closing conditions has become impossible or impractical; (d) by Weihe if (i) there is an uncured material breach of any covenant or obligation of the Company or (ii) Weihe reasonably determines that the timely satisfaction of its Closing conditions has become impossible or impractical; (e) by either the Company or Weihe if the Closing has not taken place on or before July 31, 2007; or (f) by any of the parties if any governmental body in the United States has issued an order, decree or ruling restraining, enjoining or otherwise prohibiting the transactions contemplated by the Agreement and such party has attempted to use all commercially reasonable efforts to remove such order, decree or ruling. Any term or provision of the Agreement may be waived at any time by the party, which is entitled to the benefits of such term or provision.

The foregoing description of the terms of the Agreement and the Notes is qualified in its entirety by reference to the provisions of the Agreement which is included as Exhibit 10.1 of this Current Report and is incorporated by reference herein. A copy of the Company's press release regarding the Agreement is included as Exhibit 99.1 of this Current Report.

Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Share Exchange Agreement dated as of June 26, 2007, is entered into by and among Home System Group, Holy (HK) Limited, Oceanic Well Profit Inc, Zhongshan City Weihe Appliances Co., Ltd., and the shareholders of Zhongshan City Weihe Appliances Co., Ltd.

99.1	Press Release of Home System Group, dated June 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2007	HOME SYSTEM GROUP

By: /s/ Weiqiu Li
Name: Weiqiu Li
Title: Chief Executive Officer

EXHIBIT INDEX

Number	Description

10.1	Share Exchange Agreement dated as of June 26, 2007, is entered into by and among Home System Group, Holy (HK) Limited, Oceanic Well Profit Inc, Zhongshan City Weihe Appliances Co., Ltd., and the shareholders of Zhongshan City Weihe Appliances Co., Ltd.

99.1	Press Release of Home System Group, dated June 26, 2007